FORUM FUNDS

INVESTMENT ADVISORY AGREEMENT

WITH

BECK, MACK & OLIVER LLC

AGREEMENT made this 10th day of April, 2009, between Forum Funds (the “Trust”), a statutory trust organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101, and Beck, Mack & Oliver LLC (the “Adviser”), a limited liability company organized under the laws of State of New York with its principal place of business at 360 Madison Avenue, New York, New York 10017.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and is authorized to issue its shares of beneficial interest, no par value (“Shares”) in separate series and classes; and

WHEREAS, the Trust desires that the Adviser perform investment advisory services for the series of the Trust listed on Schedule A hereto, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and the Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and the Adviser agree as follows:

SECTION 1. APPOINTMENT

The Trust hereby appoints the Adviser, subject to the supervision of the Trust’s Board of Trustees (“Board”), to act as investment adviser to the Funds and, in such capacity, to manage the investment and reinvestment of each Fund’s assets and, without limiting the generality of the foregoing, to provide other services as specified herein. The Adviser accepts this employment and agrees to render its services for the compensation set forth herein. In connection therewith:

(a) The Trust has delivered to the Adviser copies of (i) the Trust’s Trust Instrument and Bylaws (“Organic Documents”), (ii) the Trust’s Registration Statement and all amendments thereto with respect to each Fund (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the 1940 Act or the Securities Act of 1933, as amended (“Securities Act”), (iii) the current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) and (iv) all procedures adopted by the Trust with respect to each Fund or otherwise applicable to the Funds (the “Procedures”); the Trust will further, from time to time, furnish the Adviser with all amendments of or supplements to the foregoing. The Trust shall deliver to the Adviser: (i) a copy of each resolution of the Board appointing the Adviser and authorizing the execution and delivery of this Agreement; (ii) a copy of all proxy statements and related materials relating to each Fund; and (iii) any other documents, materials or information that the Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement. The Trust shall cause all service providers to the Trust to furnish information to the Adviser and to assist the Adviser as may reasonably be required and shall ensure that the Adviser has reasonable access to all records and documents maintained by the Trust or any service provider to the Trust.

(b) The Adviser has delivered to the Trust a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”) and a summary of the Adviser’s compliance program. The Adviser shall promptly furnish the Trust with all amendments of or supplements to the foregoing.

SECTION 2. DUTIES OF THE ADVISER

(a) The Adviser shall make decisions with respect to all purchases, sales and other transactions of securities and other investment assets of the Funds. To carry out such decisions, the Adviser is authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Funds. In all purchases, sales and other transactions in securities or other assets for the Funds, the Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, including voting of proxies with respect to securities owned by each Fund.

In the performance of its duties, the Adviser will act in the best interests of the Trust and each Fund and will manage each Fund in conformity with (a) the applicable laws and regulations, including, but not limited to, the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”); (b) the terms of this Agreement; (c) the investment objective(s), policies and restrictions of each Fund as stated in each Fund’s currently effective Prospectus; and (d) such other guidelines as the Board may establish or approve and provide to the Adviser. The Adviser shall also comply with the Procedures, provided that the Adviser has adequate notice of the Procedures.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Adviser may allocate brokerage on behalf of each Fund to broker-dealers that provide brokerage and research services. Subject to compliance with Section 2 8(e), the Adviser may cause a Fund to pay to any broker-dealer who provides brokerage or research services a commission that exceeds the commission that such Fund might have paid to a different broker- dealer for the same transaction. The Adviser may aggregate sales and purchase orders of the assets of a Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of a Fund and one or more other Funds or other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed by the Adviser to be equitable over time to each account.

(b) In making purchases, sales and other transactions of securities and other investment assets for the Funds, the Adviser shall comply in all material respects with any directions of, and the policies set by, the Board from time to time, as well as the limitations imposed by the Trust’s Organic Documents, Registration Statement, the relevant Fund’s Prospectus and the limitations of the 1940 Act, the Securities Act, and the Internal Revenue Code of 1986, as amended, including in each case the rules, regulations and interpretations thereof as well as any other applicable laws and regulations.

(c) The Adviser will be responsible for preserving the confidentiality of information concerning the holdings, transactions, and business activities of the Trust and each Fund in conformity with the requirements of the 1940 Act, other applicable laws and regulations, and any policies that are approved by the Board.

(d) The Adviser shall maintain such records relating to portfolio transactions and the placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Trust pursuant to applicable law. Books and records pertaining to the Trust which are in the possession of the Adviser shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to such books and records at all times, upon reasonable notice, during the Adviser’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or the Trust’s authorized representatives at the Trust’s expense.

(e) The Adviser shall maintain policies and procedures relating to the services it provides to the Trust that are reasonably designed to prevent violations of the federal securities laws and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. The Adviser will report to the Board all material matters related to the Adviser that could reasonably be expected to impact the Adviser’s performance of its obligation under this Agreement. On an annual basis, the Adviser shall report on its compliance with its Code to the Board; and upon the written request of the Trust, the Adviser shall permit the Trust or its representatives to examine the reports required to be made to the Adviser under the Code. The Adviser will notify the Trust, in advance and as soon as reasonably practicable, of any change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser.

(f) The Adviser shall provide to the Board at each regularly scheduled meeting thereof (or such other meetings as may be requested by the Trust) a report containing an appropriate summary of all changes in the Funds since the prior report, will inform the Board of important developments affecting the Funds, and on its own initiative will furnish the Board from time to time with such information as it believes appropriate for this purpose, whether concerning the individual companies whose securities are included in the Funds, the industries in which they engage, or the economic, social or political conditions prevailing in each country in which the Funds maintain investments. The Adviser also shall provide the Board with such statistical and analytical information with respect to securities in the Funds as the Adviser believes appropriate or as the Trust reasonably may request.

(g) The Adviser shall from time to time employ or associate with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement, the cost of performance of such duties to be borne and paid by the Adviser. No obligation may be incurred on behalf of the Trust in any such respect. At its own expense, the Adviser may carry out any of its obligations to a Fund under this Agreement by employing, subject to the direction and supervision of the Board, one or more firms that are registered as investment advisers under the Advisers Act (“Subadvisers”). Each Subadviser’ s employment will be evidenced by a separate written agreement approved by the Board and, if required, by the shareholders of the applicable Fund. Despite the Adviser’s ability to employ Subadvisers to perform the duties set forth in this Agreement, the Adviser shall retain overall supervisory responsibility for the general management and investment of the assets of each Fund.

(h) The Adviser will cooperate with the independent public accountants of each Fund and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants’ duties.

(i) The Adviser will provide the custodian and fund accountant of each Fund on each business day with such information relating to all transactions concerning the assets of such Fund as the custodian and fund accountant may reasonably require. In accordance with the Procedures, the Adviser is responsible for assisting in the fair valuation of all Fund assets using its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Adviser for each asset for which a Fund’s fund accountant does not obtain prices in the ordinary course of business.

SECTION 3. STANDARD OF CARE

(a) The Trust shall expect, and the Adviser shall give the Trust the benefit of, the Adviser’s best judgment and efforts in rendering its services to the Trust. The Adviser shall not be liable for error of judgment or mistake of law or for any loss incurred by the Trust or any Fund in connection with matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties hereunder, or by reason of reckless disregard of its obligations and duties hereunder.

(b) The Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 4. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The members of the Board and the shareholders of a Fund shall not be liable under this Agreement for any obligations of the Trust, any Fund or any other series of the Trust, and the Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which the Adviser’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of any Fund.

SECTION 5. COMPENSATION AND EXPENSES

(a) For the services provided by the Adviser pursuant to this Agreement, the Trust shall pay the Adviser, with respect to each Fund, a fee at the annual rate stated for the Fund in Schedule B hereto. Such fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the fifth business day of each calendar month for services performed under this Agreement during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to the Adviser such compensation as shall be payable prior to the effective date of termination.

(b) To the extent specified in a separate letter agreement, the Adviser shall reimburse expenses of a Fund or/and waive its fees to the extent necessary to maintain such Fund’s expense ratio at an agreed-upon amount for a period of time as specified in such letter agreement. Any such reimbursement shall be estimated and paid to the relevant Fund monthly in arrears, at the same time as payment to the Adviser for such month.

        (c) No fee shall be payable hereunder with respect to a Fund during any period in which a Fund invests all (or substantially all) of its investment assets in a registered, open-end, management investment company (excluding exchange traded funds), or separate series thereof, in accordance with Section 1 2(d)(1)(E) under the 1940 Act.

(d) The Trust shall be responsible for and assumes the obligation for payment of all of its expenses not specifically waived, assumed or agreed to be paid by the Adviser, including: (i) the fee payable under this Agreement; (ii) the fees payable to each administrator under an agreement between the administrator and the Trust; (iii) expenses of issue, repurchase and redemption of Shares; (iv) interest charges, taxes and brokerage fees and commissions; (v) premiums of insurance for the Trust, its trustees and officers, and fidelity bond premiums; (vi) fees and expenses of third parties, including the Trust’s independent public accountant, custodian, transfer agent, dividend disbursing agent and fund accountant; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) telecommunications expenses; (x) funds’ transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Trust and maintaining its existence; (xiii) costs of preparing, filing and printing the Trust’s Prospectuses, subscription application forms and shareholder reports and other communications and delivering them to existing shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefore; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of Shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Trust’s trustees and officers; (xviii) the costs of personnel (who may be employees of the Adviser, an administrator or their respective affiliated persons) performing services for the Trust; (xix) costs of Board, Board committee, shareholder and other trust meetings; (xx) SEC registration fees and related expenses; (xxi) state, territory or foreign securities laws registration fees and related expenses; and (xxii) all fees and expenses paid by the Trust in accordance with any distribution or service plan or agreement related to similar matters, unless the Adviser agrees otherwise to pay for such expenses.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective with respect to a Fund on the date first written above or, if later, after approval by a vote of a majority of the outstanding voting securities of the Fund and a majority of the members of the Board who are not interested persons of the Trust.

(b) This Agreement shall continue in effect with respect to each Fund for a period of two years from the date of its effectiveness and, thereafter, shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that if the continuation of this Agreement is not approved as to a Fund, the Adviser may continue to render to the Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser or (ii) by the Adviser on 60 days’ written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment.

SECTION 7. ACTIVITIES OF THE ADVISER

(a) Except to the extent necessary to perform its obligations under this Agreement, nothing herein shall be deemed to limit or restrict the Adviser’s right, or the right of any of its officers, directors or employees (whether or not they are a trustee, officer, employee or other affiliated person of the Trust), to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b) The Adviser represents and warrants that the Adviser: (i) is registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect); (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect in all material respects, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and (iv) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act.

SECTION 8. RIGHTS TO NAME

If the Adviser ceases to act as investment adviser to the Austin Global Equity Fund or any other Fund whose name includes the words “Austin” or “Beck, Mack & Oliver” or if the Adviser requests in writing, the Trust shall take prompt action to change the name of any such Fund to a name that does not include the words “Austin” or “Beck, Mack & Oliver.” The Adviser may from time to time make available without charge to the Trust for the Trust’s use any marks or symbols owned by the Adviser, including marks or symbols containing the words “Austin” or “Beck, Mack & Oliver” or any variation thereof, as the Adviser deems appropriate. Upon the Adviser’s request in writing at any time, the Trust shall cease to use any such mark or symbol. The Trust acknowledges that any rights in or to the words “Austin” or “Beck, Mack & Oliver” and any such marks or symbols which may exist on the date of this Agreement or arise hereafter are, and under any and all circumstances shall continue to be, the sole property of the Adviser. The Adviser may permit other parties, including other investment companies, to use the words “Austin” or “Beck, Mack & Oliver” in their names without the consent of the Trust. The Trust shall not use the words “Austin” or “Beck, Mack & Oliver” in conducting any business other than that of the Funds without the permission of the Adviser.

SECTION 9. MISCELLANEOUS

(a) Except for the Schedules, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and, if required by the 1940 Act, by a vote of a majority of the outstanding voting securities of any Fund thereby affected.

(b) No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

(c) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(d) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(e) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(g) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(h) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(j) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund and each other series of the Trust and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund or any other series of the Trust, whether arising under this Agreement or otherwise.

(k) The terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(l) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof, and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FORUM FUNDS

/s/ Gale L. Bertrand

Gale Bertrand
President Pro Tempore in accordance with §2.08 of the Forum Funds Bylaws

BECK, MACK & OLIVER LLC

/s/ Robert C. Beck

Robert C. Beck
Senior Member

FORUM FUNDS
INVESTMENT ADVISORY AGREEMENT
WITH
BECK, MACK & OLIVER LLC

Schedule A

Funds of the Trust

Austin Global Equity Fund

Schedule B

Advisory Fees

Fund	Advisory Fee as a % of the Annual
Average Daily Net Assets of the Fund
Austin Global Equity Fund	1.50%